Exhibit 23.1




            Consent of Independent Registered Public Accounting Firm



We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-111441) and related Prospectus of Maverick Tube Corporation for the registration of up to an aggregate of $250,000,000 of its securities consisting of common stock, preferred stock, debt securities, and warrants for equity securities on an unallocated basis and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of Maverick Tube Corporation incorporated by reference in its Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.





                                       /s/ Ernst & Young LLP


St. Louis, Missouri

June 29, 2004